Exhibit 21.1

Subsidiaries

Name	State/Country of Incorporation

BIO-key Hong Kong Limited	Hong Kong

Public Safety Group, Inc.	Delaware

PistolStar, Inc.	New Hampshire

BIOKEY AFRICA LIMITED	Nigeria

Swivel Secure Europe, SA	Spain

Swivel Secure, Unipessoal LDA.	Portugal